Exhibit 99.1

News Release

Newell Brands Announces Board Refreshment

Bridget Ryan Berman Will Succeed Robert Steele as Chair

James Keane Elected to Board of Directors

ATLANTA, GA – February 22, 2024 – Newell Brands (NASDAQ: NWL) today announced changes to its Board of Directors as part of the Board’s continued commitment to refreshment.

James “Jim” Keane, retired President & Chief Executive Officer, Steelcase Inc., has been elected to the company’s Board of Directors, effective February 15, 2024. Mr. Keane is the second new director to join Newell’s Board this year. As previously disclosed in December 2023, Anthony “Tony” Terry was elected to the Board of Directors, effective January 1, 2024.

In addition, the company announced that Robert Steele, Courtney Mather and Jay Johnson have informed the Board of their preference not to seek re-election to the company’s Board of Directors at its 2024 Annual Meeting of Stockholders in order to focus on other commitments. Accordingly, when their current terms end at the 2024 Annual Meeting of Stockholders, the size of the company’s Board will decrease from eleven members to eight.

The Board of Directors has designated independent director Bridget Ryan Berman as the next Chair of the Board, effective May 8, 2024, and Ms. Ryan Berman will succeed Mr. Steele in this capacity. Ms. Ryan Berman has served on Newell Brands’ Board since April 2018 and has been the Chair of the Nominating/Governance Committee since March 2022. She is a seasoned brand and e-commerce executive with over 35 years of experience in retail. As a senior level executive she has helped oversee the strategies and operations of some of the leading brands in the world, having served as Chief Executive Officer of Victoria’s Secret Direct, LLC, Chief Executive Officer of the Giorgio Armani Corporation (a U.S. subsidiary of Giorgio Armani S.P.S.), Vice President and Chief Operating Officer of Retail Stores for Apple Computer, Inc. and in a variety of positions of increasing responsibility over a 14-year period at Polo Ralph Lauren Corporation, including Group President, Global Retail.

“I have enjoyed my tenure on Newell Brands’ Board over the past six years and am pleased with the successful CEO transition in 2023. I am confident that Bridget will be an excellent Chair and remain supportive of the highly capable management team and the new strategy they have been implementing,” said Mr. Steele.

“I am honored to have been elected as Board Chair of Newell Brands and to work alongside my fellow directors and the management team in continuing to drive the company’s turnaround,” said Ms. Ryan Berman.

Ms. Ryan Berman continued, “Jim is another terrific addition to our Board, and I am confident he will play an integral role in driving value for our stakeholders, leveraging the breadth and depth of his extensive strategic and operational experience. We are very pleased to welcome Jim and Tony to the Newell Brands Board. On behalf of the entire Board and management team, I would also like to extend our gratitude to Rob, Courtney and Jay for their meaningful contributions to the Board through the years and wish them continued success.”

About James Keane

James Keane is a seasoned executive with significant leadership experience in operations, strategy, sales, manufacturing, distribution, marketing, and product development. During his distinguished 25-year career at Steelcase, which spanned from 1997 through early 2022, Mr. Keane held a variety of leadership roles including Chief Operating Officer, Chief Financial Officer, President and Chief Executive Officer. Before joining Steelcase, Mr. Keane was Chief Financial Officer at Cloud Corp. and prior to that a consultant with McKinsey & Company. He serves on the Board of Rockwell Automation as a Lead Independent Director and is a director or trustee of several civic organizations. Mr. Keane holds a Bachelor of Science degree in Accounting from the University of Illinois and a Master in Management degree from the Kellogg School of Management, Northwestern University.

6655 Peachtree Dunwoody Road Atlanta, GA 30328 +1 (770) 418-7000	NASDAQ: NWL www.newellbrands.com	1

News Release

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Caution Concerning Forward-Looking Statements

Some of the statements in this press release, particularly those relating to driving value, are forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include the factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other SEC filings. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

Contacts:

Investors: Sofya Tsinis VP, Investor Relations +1 (201) 610-6901 sofya.tsinis@newellco.com	Media: Beth Stellato Chief Communications Officer +1 (470) 580-1086 beth.stellato@newellco.com

6655 Peachtree Dunwoody Road Atlanta, GA 30328 +1 (770) 418-7000	NASDAQ: NWL www.newellbrands.com	2